Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, each of the undersigned hereby agrees to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Class A ordinary shares, par value US$0.0001 per share, of Golden Heaven Group Holdings Ltd., and that this Agreement be included as an Exhibit to such joint filing.

Each of the undersigned acknowledges that each shall be responsible for the timely filing of any statement (including amendments) on Schedule 13D, and for the completeness and accuracy of the information concerning him, her, or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other persons making such filings, except to the extent that he, she, or it knows or has reason to believe that such information is inaccurate.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of August 2, 2024.

By:	/s/ Cuizhang Gong
Name:	Cuizhang Gong

YITONG ASIA INVESTMENT PTE. LTD.

By:	/s/ Cuizhang Gong
Name:	Cuizhang Gong, DIRECTOR and SOLE SHAREHOLDER

Jinqiu Investment Holding Co. Ltd

By:	/s/ Wanqi Zhang
Name:	Wanqi Zhang, DIRECTOR
Hengrui Investment Holding Ltd.

By:	/s/ Zhongheng Lin
Name:	Zhongheng Lin, DIRECTOR
HENG YANG INVESTMENT MANAGEMENT CO PTE. LTD.

By:	/s/ Ziyan Yang
Name:	Ziyan Yang, DIRECTOR
HENG YU CAPITAL INVESTMENT PTE. LTD.

By:	/s/ Chengzhi Ying
Name:	Chengzhi Ying, DIRECTOR
JOYGRACE INVESTMENT PTE. LTD.

By:	/s/ Liyu Chen
Name:	Liyu Chen, DIRECTOR
Rongcheng Investment Holdings Limited

By:	/s/ Jian Tang
Name:	Jian Tang, DIRECTOR
Tianhui Investment Holdings Co., Limited

By:	/s/ Yuxiang Chen
Name:	Yuxiang Chen, DIRECTOR